Q3 2019 Shareholder Letter November 7, 2019 investor.eventbrite.com Bringing the world together through live experiences.

Featured Creator Bicycle Network Victoria Bicycle Network is Australia’s largest bike riding organisation, working to make it easier for everyone to ride a bike, and is supported by over 50,000 members. They’ve been running mass-participation cycling events since 1975 and deliver premium riding experiences to over 20,000 participants annually in some of Australia’s most iconic locations. Their events range from casual social rides to multi-day cycling holidays. Location: Melbourne, Australia “The integration of Eventbrite into our organisation has represented the start of a new era for our event participants and team. From a purchasing perspective, riders can now join our events in under a minute, and internally, we have the reporting and analytics at our fingertips, which better enables us to deliver a precise event experience.” -Rebecca Lane, General Manager, Events and Operations Eventbrite Q3 2019 Shareholder Letter Page 2

Business Highlights:

Third Quarter 2019 Highlights

- **Net revenue of $82.1 million increased 11%** from the third quarter of 2018 and exceeded our outlook for the quarter, led by growth in our Self Sign-On channel.
- **Net loss decreased to $30.2 million** for the third quarter, compared to $35.5 million in the same period prior year.
- **Adjusted EBITDA[1] loss was $6.5 million** for the third quarter, in line with our expectations and included $3.8 million in expenses associated with realigning resources to improve operating efficiency and accelerate growth.
- **Net cash provided by operating activities was $34.9 million for the twelve months ended September 30, 2019,** compared to $6.1 million for the comparable period ended September 30, 2018.
- **Free Cash Flow[2] was $21.0 million for the twelve months ended September 30, 2019** compared to a cash outflow of $6.2 million for the comparable period ended September 30, 2018.
- **Paid ticket volume was 26.9 million,** up 13% from the third quarter of 2018, led by growth in our Self Sign-On channel, where paid ticket volume grew 23% year over year.
- We nearly completed the migration of Ticketfly customers to Eventbrite Music as planned during the third quarter and retired outstanding debt associated with the acquisition. We are now focused on helping our Music creators grow their business with Eventbrite.
- We anticipate additional costs associated with resource realignment and reinvestment in the fourth quarter, as detailed in our Business Outlook. We believe these steps will improve operating efficiency and add to long-term growth.



Self-Sign On Growth
(Paid Tickets)
23%
3Q18
3Q19
Music Growth
(Paid Tickets)
0%
3Q18
3Q19
Non-Music Sales Growth
(Paid Tickets)
10%
3Q18
3Q19
International Growth
(Paid Tickets)
17%
3Q18
3Q19



Paid Tickets by Channel,
3Q19 Mix & Growth
Non-Music Sales
+10% y/y
Self-Sign On
+23% y/y
Music Sales
+0% y/y

(1) Adjusted EBITDA is a financial measure that is not calculated in accordance with U.S. generally accepted accounting principles ("GAAP"). See the section in this letter titled "About Non-GAAP Financial Measures" for information regarding Adjusted EBITDA, including the limitations of such measure, and see the end of this letter for a reconciliation of Adjusted EBITDA to the most directly comparable GAAP measure.

(2) Free cash flow is a financial measure that is not calculated in accordance with GAAP. See the section in this letter titled "About Non-GAAP Financial Measures" for information regarding Free Cash Flow, including the limitations of such measure, and see the end of this letter for a reconciliation of Free Cash Flow to the most directly comparable GAAP measure.

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Dear Eventbrite Shareholders The third quarter marks our first anniversary as a public company, and we are encouraged by the many accomplishments of the past year. Since going public on September 20, 2018, we have powered over 5 million events for more than 1 million creators, including more than 300,000 first-time Eventbrite creators. We have nearly completed the migration of Ticketfly customers to the Eventbrite platform, and we are now debt-free for the first time since the Ticketfly acquisition in 2017. We have added many new features to our platform, expanded our global footprint and grown consumer engagement on our website and mobile app. As we look to 2020 and beyond, we are excited about the opportunity ahead, and we are taking important steps to position the company for future growth. Our commitment to creators shapes everything we do, from our corporate culture to our growth strategy. We believe that by continually evolving our platform to serve our creators better, we will increase the value of Eventbrite for all of our stakeholders, while simultaneously fulfilling our mission to bring the world together through live experiences. Driving Increased Transaction Volume Through the first nine months of 2019, we have achieved consistent double-digit growth in overall paid ticket volume, driven primarily by the strong performance of our Self Sign-On channel. Roughly half of our revenue comes from creators who come to Eventbrite through the Self Sign-On channel, attesting to the drawing power of our platform and supporting a highly efficient creator acquisition engine. Self Sign-On paid ticket volume has grown by more than 20% year over year in each of the last four quarters and grew by 23% year over year in the third quarter. Paid ticket volume in our Non-Music Sales channel rose 10% year over year in the third quarter, and in the same period, paid ticket volume in the Music channel was flat compared to the prior year, as growth from new and continuing venues was offset by the impact of churn. Eventbrite Q3 2019 Shareholder Letter Page 4

Innovating to Scale with Our Creators

Improved Functionality for Venues

Creators have always inspired our product development. We originally designed our platform for all creators, regardless of the category, country, size or type of event they bring to Eventbrite. With the diverse and far-reaching set of creators we serve today, we are well-positioned to understand creator needs and identify the most attractive opportunities to evolve our platform.

For example, we are focused on expanding the ways in which we can serve the large market of high-value creators who operate venues and host frequent events. We introduced improvements to our reserved seating functionality in the third quarter which significantly increased platform speed. We also made it easier for creators to build custom floorplans and for attendees to quickly select specific seats on the web or from their mobile devices. These improvements benefit venues that are Eventbrite Music clients that migrated from Ticketfly as well as many other new creators in Music and other categories.

We believe that innovations like these distinguish us from our competitors and will enable us to attract new venue-based and high-frequency creators.

Harnessing Machine Learning and Eventbrite's Rich Data for Pricing Insights

Our ability to provide creators with real-time, data-driven insight is a pillar of our value proposition. In an average week, millions of transactions take place on our platform, providing a unique stream of event, ticketing and attendee data that we feed into our creator-facing analytical tools. These features help Eventbrite creators make important decisions that can directly impact their businesses.

For example, in September, we launched a new ticket pricing insights feature for



La Cocina provides affordable commercial kitchen space, industry-specific technical assistance and access to market opportunities to low-income female and immigrant food entrepreneurs as they formalize and grow their businesses. La Cocina's vision is that entrepreneurs gain financial security by doing what they love to do, creating an innovative, vibrant and inclusive economic landscape. They use Eventbrite for everything from their internal training workshops to their annual food festival.

"Eventbrite has not only provided the technology we need to host our events and promote our mission, but it has also amplified our efforts to create opportunity for the women in our program in having an equitable platform to connect with a greater community."

- Aniela Valtierra, Director of Events, La Cocina

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creators who use our Essentials and Professionals packages in the United States, Canada, Australia and the United Kingdom. Many of our creators now receive personalized pricing insights to help them price events more intelligently thereby maximizing their ticket sales and revenue.

Creating a Curated Consumer Experience

Our enablement platform empowers event creators to reach out to their audiences, and our Eventbrite properties and distribution network help consumers discover events in their communities and areas of interest. The number of tickets sold via discovery on the Eventbrite platform and through our more than 50 distribution partnerships increased by over 40% year over year in the third quarter. Our newly redesigned homepage and feed make it easier for consumers to find events relevant to them and enhanced editorial curation now surfaces our most popular events to potential ticket-buyers. We have curated more than 75 new event collections, such as "Can't Miss Concerts in Chicago," "Upcoming Job Fairs in Philadelphia," "Editors Picks: Halloween Events in London" and "Made for Sydney Yoga Lovers."

International Progress

International market expansion continues to drive overall paid ticket volume, with growth in international markets of 17% year over year, led by 30% year over year growth in Self Sign-On international paid tickets and strong growth in the United Kingdom, Australia, Canada, Brazil and Germany. Events outside the United States represented 37% of our total paid ticket volume and 28% of net revenue in the third quarter of 2019.



Since 2015, NASA's Jet Propulsion Laboratory (JPL) has used Eventbrite to ticket its annual event, "Explore JPL," which invites the public "behind the scenes" to see the latest JPL-developed technologies and space missions. They rely on Eventbrite's ability to handle heavy ticket demand. Within 20 minutes of releasing their tickets to the public, "Explore JPL" issued over 36,000 tickets. They also leverage our onsite check-in tools, allowing JPL employees to scan thousands of tickets from their personal iOS or Android devices.

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Wrapping up the Ticketfly Migration We nearly completed the migration of Ticketfly customers to Eventbrite Music as planned, and we repaid the last of the debt associated with the September 2017 acquisition of Ticketfly. Our focus now shifts to earning the long-term trust and loyalty of these customers as well as attracting new Music creators to our platform. In the fourth quarter and into 2020, we plan to align product, marketing and Johnny Brenda’s is an iconic bar, service efforts on retention of newly migrated Music creators. These creators’ restaurant and music venue in satisfaction with the platform will be critical to their continuation with Eventbrite Philadelphia. Music, and their long-term success is a potential source of revenue growth and “We go way back with Ticketfly. new bookings for Eventbrite. While we may experience elevated levels of Music When we transitioned to Eventbrite Music, it was a bit of a learning creator churn, we are working hard to assure that our product functionality and curve. However, once we re-learned service levels meet Music customers’ high expectations. how to ride the proverbial bike, we could see what Eventbrite brings to a small to midsize music venue. Looking Ahead and Aligning for Growth Eventbrite’s open API has allowed us to integrate with other tech companies in a way we weren’t able In the fourth quarter, we plan to execute a series of resource reallocations, to do before. For example, we now link our Eventbrite Music account expense reductions and reinvestments to better support our long-term directly with Prism, a booking and growth strategy. We are centralizing our European teams to improve operating calendar management tool, and that integration has proved invaluable to effectiveness, and we are reducing staffing in administrative areas and us. Ultimately, I believe Eventbrite's ability to focus solely on ticketing higher-cost locations to increase financial efficiency. We plan to shift more and its platform while allowing of our resources to our most attractive locations and increase investment in other tech companies the ability to integrate with the product will strategic areas such as product and engineering. To effect these changes, exponentially help venues like Johnny Brenda’s.” which we expect to complete during the first half of 2020, we incurred $3.8 million in expenses in the third quarter, and we expect to record an additional - Chris Ward, Senior Talent Buyer Manager and Promotions Manager $2 million to $3 million in expenses during the fourth quarter of 2019 related to severance and reorganization expenses. We believe these decisions will result in greater operational efficiency, improved alignment of resources and increased shareholder value in the long-term. Eventbrite Q3 2019 Shareholder Letter Page 7

In Summary We are encouraged by the progress we’ve made in the year since becoming a public company. Bringing a close to the Ticketfly migration was a top priority and major milestone for 2019, a goal we substantially achieved while continuing to invest in and grow other parts of our business. We introduced several new enhancements to our platform, including Add- Ons and new reserved seating functionality. Net revenue from the Self Sign-On channel has grown roughly 23% in the 12 months following the IPO versus the same period the prior year. International net revenue has increased by approximately 14% in the same time period. To build on these accomplishments and increase investment toward our strategic goals, we have begun a program to realign resources and increase operating efficiency. Although implementation of this program carries near-term cost, we believe the steps we are taking today will help drive growth in 2020 and beyond while also providing long-term benefits to our expense structure and profitability. Our core markets and categories represent a market opportunity estimated at over $3 billion in sales per year, and we believe there is additional long-term growth potential across new event categories, countries and product extensions. Eventbrite’s enablement platform has broad appeal among mid-market creators, and we plan to add features and functionality to help our creators grow and to attract and retain new creators. We are encouraged by our progress and look forward to the final quarter of 2019, to 2020 and beyond. Sincerely, Julia Hartz Lanny Baker CEO CFO Eventbrite Q3 2019 Shareholder Letter Page 8

Financial Discussion

All financial comparisons are on a year-over-year basis unless otherwise noted. Financial statement tables can be found at the end of this letter.

Third Quarter Results

Net Revenue

Net revenue grew by 11% to $82.1 million. Adjusted for currency fluctuation impact of $1.0 million, growth was 13% in the quarter. Total international net revenue (which includes both the Self Sign-On and Sales channels) grew by 14% to $22.7 million, representing 28% of total net revenue for the quarter.


Net Revenue [3][4]:
$74M
$76M
$81M
$81M
$82M
+45%
+21%
+9%
+20%
+11%
Q3 2018
Q4 2018
Q1 2019
Q2 2019
Q3 2019

Global Self Sign-On net revenue grew 20% in the period, driven by an increase in the number of paid tickets. Sales and Music net revenue, combined, increased 4% in the third quarter.

Paid Ticket Volume

Paid ticket volume grew by 13% to 26.9 million in the third quarter of 2019. Global Self Sign-On paid ticket volume growth increased by 23%. Sales and Music paid ticket volume, combined, grew 5%, as faster growth in non-Music paid ticket volume was moderated by slower growth in Music sales paid ticket volume.


Paid Tickets [3]:
24M
27M
27M
27M
27M
+32%
+18%
+15%
+15%
+13%
Q3 2018
Q4 2018
Q1 2019
Q2 2019
Q3 2019

Net revenue per paid ticket was $3.05 compared to $3.08 during the same quarter of 2018. While net revenue per paid ticket declined in the Self Sign-On channel, net revenue per paid ticket increased slightly in the Sales and Music channels.

Gross Profit

Gross profit increased to $48.7 million in the third quarter, a 16% increase, driven by faster paid ticket volume and net revenue growth compared to cost of net

[3] Percentages represent year-over-year growth.
[4] The Q2 2019 growth rate excludes the effects of the Q2 2018 Ticketfly cyber incident.

Eventbrite Q3 2019 Shareholder Letter

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revenue growth. Gross margin was 59% in the third quarter of 2019, compared to 57% in the same quarter of 2018.

Gross Profit[3]:


$42M
$45M
$51M
$50M
$49M
+42%
+20%
+9%
+32%
+16%
Q3 2018
Q4 2018
Q1 2019
Q2 2019
Q3 2019

Operating Expenses

Operating expenses increased to $71.6 million, a 30% increase year over year. Operating expenses in the quarter were 87% of net revenue compared to 75% in the third quarter of 2018.

Product development investment increased 24% year over year to $15.9 million, or 19% of net revenue, up from 18% in the prior year. This increase was due to higher personnel costs as we continue to invest in the people that drive product innovation.

Sales, marketing and support spend increased by 35% year over year to $28.6 million in the quarter, or 35% of net revenue, up from 29% the prior year. The increase in spending was driven by an event cancellation in July for which we processed $4.0 million in refunds related to the face value of tickets sold by the creator.

General and administrative expenses grew by 28% year over year to $27.2 million, representing 33% of net revenue, up from 29% in the prior year. The increase in expense was primarily a result of short-term actions designed to improve operating efficiencies and better support our long-term growth strategy, as well as higher impairment of creator advances and creator signing fees. Additionally, the prior year period included $9.3 million of non-recurring benefits related to reversal of tax accruals and insurance recovery proceeds. Adjusting for these two items, general and administrative expenses would have decreased by 11% in the third quarter compared to the same period in 2018.

Prior Period Reclassification: Beginning in Q1 2019, we classified the amortization of acquired customer relationship intangible assets and certain other costs as sales, marketing and support expenses. Previously, these were classified as general and administrative expenses. We reclassified $3.8 million and $10.4 million of expenses for the three and nine months ended September 30, 2018, respectively, and $0.4 million for the three months ended March 31, 2019, which is included in the nine months ended September 30, 2019, to make the presentation consistent with the current period. There was no change to total operating expenses, loss from operations, loss before income taxes or net loss, for the three or nine months ended September 30, 2018 or the three months ended March 31, 2019 as a result of these reclassifications.

Adjusted EBITDA

Adjusted EBITDA was negative $6.5 million in the third quarter, down from positive $11.2 million in the third quarter of 2018, driven by increased operating expenses in the third quarter of 2019 compared to the same period in 2018.

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We incurred $3.8 million in expenses in the third quarter of 2019 related to our realignment and reinvestment initiatives, which is included in Adjusted EBITDA.

Balance Sheet and Cash Flow

Cash and cash equivalents at the end of the third quarter were $485.2 million, down from $500.5 million at June 30, 2019. This cash balance was positively impacted by seasonal patterns in our business, offset by the prepayment of our outstanding debt in September. We have historically seen our cash holdings increase in the first and third quarters, as there are more events created and on sale than event completions in those periods. We have historically seen our cash holdings decrease in the second and fourth quarters as the pattern reverses.

In order for management to better assess Eventbrite's available liquidity, we also look at net cash after removing creator-related receivables, advances and payables. At September 30, this calculation starts with cash and cash equivalents of $485.2 million, adds $44.4 million in funds receivable and $23.8 million of creator advances[5], and nets that amount against $367.3 million of our accounts payable to creators. On that basis, Eventbrite's available liquidity at September 30, 2019 was $186.2 million compared to $250.2 million at June 30, 2019.

In September 2019, we fully repaid the remaining $62.2 million principal balance of our term loan. Eventbrite is now debt free, and we expect the repayment to reduce interest costs by approximately $10.0 million over the next four years, with $3.8 million in savings over the next five quarters.

Free cash flow for the trailing twelve months ended September 30, 2019, was $21.0 million, an improvement over cash usage of $6.2 million for the trailing twelve months ended September 30, 2018 as a result of increased ticketing and payment processing transactions on our platform. We highlight trailing twelve-month free cash flow and its growth in order to remove seasonal impacts from the underlying trend.

Adjusted EBITDA:


$11M
$7M
$5M
$1M
($7M)
Q3 2018
Q4 2018
Q1 2019
Q2 2019
Q3 2019

Available Liquidity: ($ in thousands)

Cash and cash equivalents	$485,197
Funds receivable	+44,417
Creator advances	+23,841
Accounts payable, creators	(367,299)
Available liquidity	$186,156

TTM Free Cash Flow:


($6M)
($5M)
($5M)
$2M
$21M
Q3 2018
Q4 2018
Q1 2019
Q2 2019
Q3 2019

[5] For purposes of calculating liquidity, creator advances consists of the current portion of the account balance as of September 30, 2019.

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Business Outlook Fourth Quarter and Full Year 2019 Business Outlook As of the information available today, Eventbrite is providing its outlook for the fourth quarter and full year 2019: Fourth Quarter 2019 Full Year 2019 Net Revenue $75 million - $79 million $319 million - $323 million Adjusted EBITDA ($4 million) - $0 ($5 million ) - ($1 million) Our Business Outlook for the fourth quarter reflects measured expectations for the growth of Music sales in the near- term. While Music paid ticket volume was flat in the third quarter of 2019, we are cautious about the outlook for certain newly-migrated creators. Many of Ticketfly’s larger customers were migrated to the Eventbrite platform recently, and we anticipate that some of these customers may not continue long-term. Further, in the fourth quarter we will begin to execute on the resource reallocations, expense reductions and reinvestments discussed above. We anticipate $2 million to $3 million in expenses in the fourth quarter related to severance and reorganization, which has been included in our Business Outlook. These changes may have an impact on revenue growth in the fourth quarter of 2019, which also has been factored into the Business Outlook. Eventbrite Q3 2019 Shareholder Letter Page 12

Earnings Webcast Quarterly Earnings Webcast Eventbrite will host a conference call and live webcast today at 2:00 p.m. PST to discuss the third quarter 2019 financial results and our Business Outlook for the rest of the year.The domestic dial-in for the call is 877-682-6650 or 647-689-5426. To listen to a live audio webcast, please visit Eventbrite’s Investor Relations website at investor.eventbrite. com. A replay of the webcast will be available at the same website. About Eventbrite Eventbrite is a global ticketing and event technology platform that provides creators of events of all shapes and sizes with tools and resources to seamlessly plan, promote, and produce live experiences around the world. Eventbrite’s powerful platform, which can be accessed online or via mobile apps, scales from basic registration and ticketing to a fully featured event management platform. Customers include Newport Folk and Jazz Festivals, Pitchfork Music Festival, and Wanderlust, in addition to top venues and promoters that include Bowery Ballroom and The Troubadour. Eventbrite was founded by Julia Hartz, Kevin Hartz and Renaud Visage and launched operations in 2006. The company has more than 1,000 employees in 14 offices around the world. Eventbrite Q3 2019 Shareholder Letter Page 13

Forward-Looking Statements This letter contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, that involve substantial risks and uncertainties. All statements other than statements of historical fact could be deemed forward-looking, including, but not limited to, statements regarding the future performance of Eventbrite, Inc. and its consolidated subsidiaries (the “Company”); the Company’s expected financial results for future periods; future growth and growth strategies in the Company’s businesses and products; the Company’s expectations regarding the development of its platform and products; the expected impact of the Company’s recent acquisitions; expectations regarding the Company’s ability to migrate customers from acquired platforms; the Company’s expectations regarding scale, profitability, market trends, and the demand for or benefits from its products, product features, and services in the U.S. and in international markets; expectations regarding the amortization of the Ticketfly platform; and statements regarding the expectations of our resource reallocation. In some cases, forward-looking statements can be identified by ermst such as “may,” “will,” “appears,” “shall,” “should,” “expects,” “plans,” “anticipates,” “could,” “intends,” “target,” “projects,” “contemplates,” “believes,” “estimates,” “predicts,” “potential,” or “continue,” or the negative of these words or other similar terms or expressions that concern our expectations, strategy, plans, or intentions. Such statements are subject to a number of known and unknown risks, uncertainties, assumptions, and other factors that may cause the Company’s actual results, performance, or achievements to differ materially from results expressed or implied in this letter. Investors are cautioned not to place undue reliance on these statements. Actual results could differ materially from those expressed or implied, and reported results should not be considered as an indication of future performance. The forward-looking statements contained in this letter are also subject to additional risks, uncertainties and factors, including those more fully described in the Company’s filings with the Securities and Exchange Commission, including the Company’s Annual Report on 10-K for the year ended December 31, 2018. Further information on potential risks that could affect actual results will be included in the subsequent periodic and current reports and other filings that the Company makes with the Securities and Exchange Commission from time to time, including the Company’s Quarterly Report on Form 10-Q for the quarter ended September 30th, 2019. All forward-looking statements are based on information and estimates available to the Company at the time of this letter and are not guarantees of future performance. Except as required by law, the Company assumes no obligation to update any of the statements in this letter. About Non-GAAP Financial Measures We believe that the use of Adjusted EBITDA and free cash flow is helpful to our investors as they are metrics used by management in assessing the health of our business and our operating performance. These measures, which we refer to as our non-GAAP financial measures, are not prepared in accordance with GAAP and have limitations as analytical tools, and you should not consider them in isolation or as substitutes for analysis of our results of operations as reported under GAAP. In addition, other companies may not calculate non- GAAP financial measures in the same manner as we calculate them, limiting their usefulness as comparative measures. You are encouraged to evaluate the adjustments and the reasons we consider them appropriate. Adjusted EBITDA Adjusted EBITDA is a key performance measure that our management uses to assess our operating performance. Because Adjusted EBITDA facilitates internal comparisons of our historical operating performance on a more consistent basis, we use this measure for business planning purposes and in evaluating acquisition opportunities. We calculate Adjusted EBITDA as net income (loss) adjusted to exclude depreciation and amortization, stock-based compensation expense, interest expense, the change in fair value of redeemable convertible preferred stock warrant liability, gains (losses) on debt extinguishment, direct and indirect acquisition-related costs, employer taxes related to employee transactions and other income (expense), net which consisted of interest income and foreign exchange rate gains and losses, and income tax provision (benefit). Adjusted EBITDA should not be considered as an alternative to net income (loss) or any other measure of financial performance calculated and presented in accordance with GAAP. Some of the limitations of Adjusted EBITDA include (i) Adjusted EBITDA does not properly reflect capital spending that occurs off of the income statement or account for future contractual commitments, (ii) although depreciation and amortization are non-cash charges, the underlying assets may need to be replaced and Adjusted EBITDA does not reflect these capital expenditures and (iii) Adjusted EBITDA does not reflect the interest and principal required to service our indebtedness. In evaluating Adjusted EBITDA, you should be aware that in the future we expect to incur expenses similar to the adjustments in this letter. Our presentation of Adjusted EBITDA should not be construed as an inference that our future results will be unaffected by these expenses or any unusual or non-recurring items. When evaluating our performance, you should consider Adjusted EBITDA alongside other financial performance measures, including our net loss and other GAAP results. Free Cash Flow Free cash flow is a key performance measure that our management uses to assess our overall performance. We consider free cash flow to be a liquidity measure that provides useful information to management and investors about the amount of cash generated by our business that can be used for strategic opportunities, including investing in our business, making strategic acquisitions and strengthening our financial position. We calculate free cash flow as cash flow from operating activities less purchases of property and equipment and capitalized internal-use software development costs, over a trailing twelve-month period. Since quarters are not uniform in terms of cash usage, we believe a trailing twelve-month view provides the best understanding of the underlying trends of the business. Although we believe free cash flow provides another important lens into the business, free cash flow is presented for supplemental informational purposes only and should not be considered a substitute for financial information presented in accordance with GAAP. Free cash flow has limitations as an analytical tool, and it should not be considered in isolation or as a substitute for analysis of other GAAP financial measures, such as cash provided by operating activities. Some of the limitations of free cash flow include that it may not properly reflect capital commitments to creators that need to be paid in the future or future contractual commitments that have not been realized in the current period. Eventbrite Q3 2019 Shareholder Letter Page 14

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